As filed with the Securities and Exchange Commission on July 29, 2016

Registration No. 333-197310

Registration No. 333-185310

Registration No. 333-153118

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to:

Form S-8 Registration Statement No. 333-197310

Form S-8 Registration Statement No. 333-185310

Form S-8 Registration Statement No. 333-153118

UNDER

THE SECURITIES ACT OF 1933

XENITH BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia	80-0229922
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One James Center, 901 E. Cary Street, Suite 1700

Richmond, Virginia, 23219

(Address, including zip code, of principal executive offices)

COLONIAL VIRGINIA BANK 2004 EQUITY COMPENSATION PLAN

XENITH BANKSHARES, INC. 2012 STOCK INCENTIVE PLAN

FIRST BANKSHARES, INC. STOCK OPTION PLAN

(Full Title of the Plans)

T. Gaylon Layfield, III

Chief Executive Officer

Xenith Bankshares, Inc.

901 E. Cary Street, Suite 1700

Richmond, Virginia 23219

(804) 433-2200

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated file, an accelerated file, a non-accelerated file, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

Xenith Bankshares, Inc., a Virginia corporation (the “Company”), is filing this post-effective amendment to the following registration statements (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (“SEC”) to deregister all shares of common stock, par value $1.00 per share, of the Company (the “Common Stock”) that had been registered for issuance under the Registration Statements that remain unsold thereunder:

(1)	Registration Statement on Form S-8 (No. 333-197310), which was filed with the SEC on July 8, 2014, pertaining to the registration of 103,355 shares of Common Stock reserved for future issuance under the Colonial Virginia Bank 2004 Equity Compensation Plan;

(2)	Registration Statement on Form S-8 (No. 333-185310), which was filed with the SEC on December 6, 2012, pertaining to the registration of 1,043,391 shares of Common Stock reserved for future issuance under the Xenith Bankshares, Inc. 2012 Stock Incentive Plan; and

(3)	Registration Statement on Form S-8 (No. 333-153118), which was filed with the SEC on August 21, 2008, pertaining to the registration of 132,000 shares of common stock, par value $3.20 per share, of First Bankshares, Inc. reserved for future issuance under the First Bankshares, Inc. Stock Option Plan.

Pursuant to the Agreement and Plan of Reorganization, dated as of February 10, 2016, by and between the Company and Hampton Roads Bankshares, Inc., a Virginia corporation (“Hampton Roads”), on July 29, 2016, the Company merged with and into Hampton Roads, with Hampton Roads as the surviving corporation (the “Merger”).

In connection with the Merger, the Company is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to its registration statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia on July 29, 2016. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 Under the Securities Act of 1933, as amended.

XENITH BANKSHARES, INC. (f/k/a Hampton Roads Bankshares, Inc.) as successor in interest to Xenith Bankshares, Inc.

By:	/s/ Thomas W. Osgood
Name:	Thomas W. Osgood
Title:	Executive Vice President and Chief Financial Officer